Exhibit (10)(H)

INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT (the “Agreement”) is effective as of May 10, 2012 by and between Teachers Advisors, Inc. (“Adviser”) and TIAA-CREF Life Insurance Company (“Client”).

RECITALS:

WHEREAS, Client intends to issue one or more separate account book value agreements, or guaranteed investment or similar contracts to institutional purchasers, which agreements or contracts contain individually negotiated terms relating inter alia to investment guidelines, fees, and the crediting of interest;

WHEREAS, following issuance of each agreement or contract, Adviser and Client shall complete and execute a Schedule A in substantially that form as attached hereto; and

WHEREAS, Client, an affiliate of Adviser, desires to appoint Adviser as an investment manager with discretionary investment authority over certain assets of the Account (as defined below) in accordance with the terms and conditions of this Agreement and Adviser desires to so act.

NOW THEREFORE, Adviser and Client hereby agree as follows:

1. Authorization and Appointment

Client hereby authorizes and appoints Adviser to act as investment manager and Advisor accepts such appointment with respect to the Assets (as defined in Section 3.A. below) of Client’s as agreed to and reflected in each Schedule A to be executed from time to time and subject to this Agreement (each a “Customer Account” and collectively the “Account”), and, as Client’s agent and attorney-in-fact, Adviser agrees to exercise the investment discretion described below with respect to those Assets.

Adviser shall not be considered a fiduciary to Client or the Assets of the Account to the extent that it does not have investment discretion under this Agreement as a result of the restrictions, if any, contained in the Investment Guidelines (defined below) outlined on Exhibit A and each Schedule A attached hereto. In addition, the responsibilities of Adviser shall be limited to those of an investment manager for the Account and shall not include any responsibilities for any other Client assets.

2. Discretionary Authority; Investment Guidelines

A. Investment Discretion

Subject to the terms of this Agreement (including the Investment Guidelines) and applicable law, Adviser shall during the term of this Agreement, have complete discretion in the investment and reinvestment of the Assets, with full power and authority, as Client’s agent and attorney-in-fact, to buy, hold, sell, exchange, convert, invest, divest, reinvest, trade in or otherwise generally deal in the Assets of the Account; to purchase and hold among the Assets any permitted kind of securities or other property; and to hold un-invested cash, in each case as Adviser may deem appropriate from time to time in its sole and absolute discretion and without prior consultation with, or approval from, Client. Such authority shall include the authority to deal, on Client’s behalf with brokers, dealers, custodians, investment advisers and other parties and to enter into any agreements and execute any documents required or appropriate to provide the services described herein.

B. Investment Guidelines and Restrictions

The Client shall make available to Adviser such information as to the Client’s investments, investment portfolio requirements, quantitative requirements, liability and such other information as will reasonably enable Adviser to furnish the services under this Agreement. including Exhibit A and each Schedule A attached hereto, a statement of the requirements, if any, imposed by law upon the type, distribution and quality of the investments (or by other law applicable to the Client’s business with respect to the investments) and such investment policies, objectives and guidelines as the Client shall state (collectively, the “Investment Guidelines”). The Investment Guidelines set forth in Exhibit A are the guidelines developed by the New York Department of Financial Services and represent outer boundary guidelines for the Account. The Investment Guidelines set forth in each Schedule A will represent the actual investment guidelines that are adopted for the particular Customer Account and which comply with the parameters set forth in the outer boundary guidelines set forth in Exhibit A. The Investment Guidelines on Exhibit A and each Schedule A attached hereto may be amended from time to time by the Client. However, no amendment to the Investment Guidelines set forth in Exhibit A shall be effective unless they are “non-disapproved” by the New York Department of Financial Services. To the extent the Client provides Adviser with its overall investment policy or other governing documents, Adviser shall be responsible for, and shall construe as “Investment Guidelines” only, the portion of the investment policy relating to Adviser’s activities with respect to the Customer Account. The Client shall communicate any changes or amendments to the Investment Guidelines to Adviser in writing at least thirty (30) business days before the date on which they shall become effective; provided, however, that in the event that the change to the Investment Guidelines is deemed by Advisors to reasonably require more than 30 days to implement the change, the execution date of the change will be agreed to jointly by Advisor and Client. The Client agrees to give Advisor prompt written notice if the Client believes any Account recommendations, advice or investments are in violation of the Investment Guidelines.

Client understands and acknowledges that, to the extent the Investment Guidelines impose such restrictions or otherwise limit the full exercise of discretionary authority by Advisor the performance of the Account may be adversely affected relative to the performance of a similar account lacking such restrictions.

C. Diversification

Client acknowledges and agrees that this Agreement governs only the Account, which may not constitute all of the Client’s assets and that Adviser is being engaged solely to provide investment management services to Client through Adviser’s discretionary management of the Account; accordingly, in performing its services under this Agreement, Adviser shall not be required or expected to take into consideration, nor shall Adviser have any authority with respect to, Client’s other assets. As such, and subject to the Investment Guidelines, the Account may be invested, from time to time, without regard for the diversification of the Client’s assets in the aggregate. Client agrees that the only responsibility which Adviser shall have with respect to diversification will be to diversify the Account within the Investment Guidelines and without regard to or consideration of Client’s other assets.

D. Client’s Responsibilities with Respect to the Assets and Investment Guidelines

Client shall have the sole responsibility to determine, from time to time, that the services provided by Adviser, the Investment Guidelines, and the Assets are appropriate and suitable for the Account in light of Client’s needs, financial position and investment objectives. Adviser’s failure to comply with any specific guideline or restriction in the Investment Guidelines because of circumstances or events beyond Adviser’s control including, by way of example, market fluctuations, changes in the capital structure of an issuer, or Account contributions or withdrawals, will not be deemed a breach of the Investment Guidelines or this Agreement. Client shall monitor the Account by reviewing statements or reports from Adviser or the Custodian regarding the Account, and shall advise Adviser of any inappropriate or unsuitable investment as soon as possible, but in any event not later than thirty (30) days after the receipt of such statement or report If any Assets that are purchased for the Account are outside the Investment Guidelines, Adviser shall within a reasonable time following such notification or otherwise becoming aware of such fact take all necessary and reasonable steps to bring the Account back into conformity with such Investment Guidelines.

3. The Account

A. The Assets

The Account’s Assets consist of all the assets of the Customer Accounts, and shall include all cash, securities, assets and other investments as Client may, from time to time, place under the supervision and management of Adviser pursuant to this Agreement or that become part of the Account as a result of transactions therein or otherwise. Except as otherwise agreed, in writing, all dividends, interest or other income earned by the Account shall be retained therein.

B. Establishment and Funding

Client has established, or shall establish with the Custodian, an Account consisting, initially, of such cash and other Assets set forth on Exhibit A and Schedule A hereto. Client has delivered, or will deliver such initial Assets to the Custodian at, or prior to, the execution of this Agreement.

C. Contributions and Withdrawals

Client may contribute or withdraw cash or other Assets from or to the Account from time to time with prior written notice to Adviser which, in the ease of a withdrawal, shall be provided not less than five (5) days prior to the intended withdrawal date. Except where Client requests that a particular Asset be transferred from the Account, Adviser shall have sole authority and discretion to determine what Assets should be liquidated (or transferred to Client) to satisfy withdrawal requests.

D. Custody

Title to all Assets shall be held in the name of Client (provided that, for convenience in buying, selling and exchanging Assets, title to such Assets may be held in the name of a Custodian, or its nominee, for the benefit of Client) and segregated from all other custodial assets in the Custodian’s possession, including Client’s other assets which are not Assets of the Account. Client will not change the Custodian or add a custodian without giving Adviser reasonable prior written notice of its intention to do so together with the name and other relevant information with respect to the successor or additional custodian. Client represents that the Custodian is, and any additional or successor custodian will be, a “Qualified Custodian” as defined by Rule 206(4)-2 under the Investment Advisers Act of 1940 (the “Custody Rule”).

Client hereby represents that each Custodian has agreed to act as the custodian for the Account in accordance with Adviser’s instructions. Adviser shall have authority to instruct each Custodian to: (i) pay cash for Assets delivered to the Custodian for the Account; (ii) deliver Assets against payment for such Account; and (iii) transfer Assets and cash to such brokerage accounts as Adviser may designate for collateral or margin purposes (if margin is permitted by the Investment Guidelines). Adviser shall not have the authority to cause a Custodian to deliver any Assets (including cash) to Adviser; provided however that Adviser may, and nothing in this Agreement shall be construed as a limitation on Adviser’s ability to, collect from the Account payment for fees due and owing to Adviser pursuant to this Agreement, provided that such action is taken in a manner consistent with the Custody Rule and other applicable law. Unless otherwise agreed in writing, Client will instruct each Custodian to provide to Adviser: (i) copies of any periodic account statements with respect to the Account (each a “Custodial Statement”); (ii) written confirmations of each completed transaction on behalf of the Account; (iii) copies of any proxies or related shareholder communications; and (iv) such other information or reports concerning the status of the Account as Adviser may reasonably request from time to time. Client agrees to cause each Custodian to provide such Custodial Statements to Client (with a copy to Adviser) and to each contract owner no less frequently than monthly and to assure that each Custodial Statement includes, at a minimum, the following: (i) the book value of the portfolio to TC Life and each contract owner as of the end of each business day; (ii) the amounts of each security and an funds in the Account at the end of the applicable period; and (iii) all transactions (including fee payments) in the Account during that period. Client understands and agrees that at no time will Adviser have actual custody or physical control over the Assets (notwithstanding that Adviser may, from time to time, be deemed to have “custody” for purposes of the Custody Ru1e).

4. Brokerage

Except as otherwise agreed, in writing, orders for the execution of transactions for the Account will be placed by Adviser through or with such brokers, dealers or other trading venues (collectively, “Brokers”) as Adviser may select, consistent with Adviser’s duty to seek best execution of such transactions. Adviser, in seeking to obtain this best execution, may consider the quality and reliability of the brokerage services, as well as research and investment information and other services provided by Brokers. Adviser’s selection of a Broker for transactions for the Account may take into account, among others, such factors as: price; the Broker’s facilities, reliability and financial responsibility; when relevant the ability of the Broker to effect specific transactions, particularly with regard to such aspects as timing, order size and execution of the order; the Broker’s recordkeeping capabilities; and the research and brokerage services (“Soft Dollar Items”) provided by such Broker to Adviser consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Safe Harbor”). Adviser, in its discretion, may cause the Account to pay a commission for effecting a transaction for the Account in excess of the amount or rate another Broker would have charged for effecting that transaction when Adviser concludes in good faith that the commission paid is reasonable in relation to the quality of execution considering, also, the value of any Soft Dollar Items provided by the Broker viewed in terms of the particular transaction or Adviser’s overall responsibilities with respect to all accounts (including the Account) over which Adviser exercises discretionary authority.

5. Records, Reports and Information

Adviser shall provide Client with such reports, instructions or information with respect to the Account as may be agreed upon from time to time, including any specific reports required to be provided under the terms of any separate account book value, guaranteed investment or similar contract (“Contract”) issued by Client. Such report, instructions or information may be provided from directors, officers or employees of the Client, the Executive Committee, the Investment Committee, or any committee that has been established by the Client’s parent or ultimate parent companies to provide guidance, strategy or parameters for the investment of the Client’s assets in accordance with the Client’s investment policy.

Client recognizes that current and accurate information is critical to Adviser’s ability to perform its obligations under this Agreement and agrees to provide Adviser with relevant information, including any material changes or additions, with respect to Client’s circumstances, as Client deems necessary or appropriate, without any duty or inquiry by Adviser, as well as any other materials or information that Adviser may reasonably request to enable it to perform its responsibilities pursuant to this Agreement. Client hereby represents that any information provided to Adviser is, to the best of Client’s knowledge and belief, true, complete and accurate and agrees that Adviser may continue to rely upon such information until notified to the contrary.

All records, books and files established and maintained by Adviser by reason of its performance of services under this Agreement, which, absent this Agreement, would have been held by the Client, shall be deemed the property of the Client and shall be maintained in accordance with the applicable law and regulation, including, but not limited to, New York Insurance Department Regulation No. 152. Such records should be available during normal business hours, for inspection by the Client, anyone authorized by Client, and any governmental agency that has regulatory authority over the Client’s business activities. Copies of such records, books and files shall be delivered to the Client on demand. All such records, books and files shall be promptly transferred to the Client by Adviser upon termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, with respect to any records, books or files required to be produced under this Agreement, Adviser shall be provided a reasonable response time to produce any such records, books or files and shall be permitted to make and retain copies of any such records, books or files.

6. Proxy Voting and Other Actions

Unless otherwise directed in writing by Client, Adviser is and shall be authorized to vote proxies related to Account Assets in the best interest of Client and in accordance with Adviser’s proxy voting policies and procedures (the “PVPs”), as they may exist from time to time, until such time as Client notifies Adviser, in accordance with Section 20 of this Agreement, that such authority has been revoked Client acknowledges receipt of a summary of the PVPs and that Client has been informed that, upon request,

Client may obtain a full copy of such PVPs as well as information related to how proxy votes were cast on behalf of the Account. Adviser shall have no responsibility or liability for failing to vote any proxies that it has not received in a timely manner. Adviser will not be expected or required to take any action other than the rendering of investment-related advice with respect to lawsuits involving Assets presently or formerly held in the Account, or the issuers thereof, including actions involving bankruptcy. In the case of class actions, Adviser will not be expected to file proofs of claim. If Adviser does prepare and file any proof of claim for the Account, it does so solely as a courtesy and for Client’s convenience and Adviser shall have no responsibility therefore unless its acts or omissions constitute gross negligence or willful misconduct.

7. Fees and Expenses

(a) Client agrees to pay Adviser for services and facilities provided by Adviser pursuant to this Agreement. Fees to Adviser for services hereunder for Customer Accounts shall be within the range as indicated in Exhibit B and each Customer Account’s fees shall be set forth in the executed Schedule A related to that Customer Account attached hereto. Until paid, fees due Adviser for all or any portion of a calendar quarter shall constitute a lien upon the Account.

(b) The methods for allocating charges to Client shall be determined in accordance with the requirements prescribed in Department Regulation No. 33. Such methods shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of charges allocated by Adviser to Client.

(i) Fees will be pro rated for the initial and final quarter if the inception date does not correspond with the first day of the quarter or the termination date does not correspond with the final day of the quarter. To the extent that fees are charged in advance, Adviser will promptly refund any pre-paid but unearned fees.

(ii) Fees shall be calculated quarterly, based on the average daily value of the Account on the “valuation date” (which shall be (i) the quarter’s last trading day on the New York Stock Exchange or (ii) the date of termination, or, if the date of termination is not a trading day, the last trading day prior to termination), determined in accordance with the valuation process described in paragraph (d) below. Client understands that, to the extent Adviser’s fee schedule includes breakpoints based on assets under management, withdrawals (as well as market movements) may adversely affect Client’s effective fee rate.

(c) The value of Assets in the Account for purposes of this Agreement shall be calculated in the manner set forth in the valuation policies of the Adviser. In some circumstances, Adviser may be required to manually price an Asset in circumstances where market prices are unavailable or believed by Adviser in good faith, to be inaccurate or unreliable. Because Adviser is compensated based on the value of the Assets held in the Account from time to time, Adviser may have a conflict of interest in assigning “fair value” to an Asset.

(d) The cost of services performed by Adviser that are identifiable as expenses incurred directly and exclusively for the benefit of the Client shall be charged to the Company. In addition, all brokerage commissions and other reasonable out-of-pocket costs associated with the purchase or sale of Assets, Custodian fees, interest, taxes and other Account expenses shall be the responsibility of Client.

(e) The cost of services performed by Adviser that are not identifiable as expenses incurred directly and exclusively for the benefit of the Client shall be allocated and charged to the Client in accordance with the principles set forth in Regulation No. 33.

(f) Adviser shall submit to the Client within fifteen (15) days of the end of each calendar month a written statement of the amount owed by the Client for services and the use of facilities pursuant to this Agreement in that calendar month, and the Client shall pay to Adviser within thirty (30) days following receipt of such written statement the amount set forth in the statement. In the event a settlement is not made in a timely manner, simple interest shall be payable on any unpaid amounts at the average LIBOR rate for the applicable period. The Client may request a written statement from Adviser setting forth in reasonable detail, the nature of the services rendered or expense incurred or other relevant information to support the charge.

8. Services Not Exclusive; Control; Personnel and Facilities

(a) Client acknowledges that Adviser’s services are not exclusive and that Adviser may provide investment advice to others, which may include, but are not limited to: other separate account clients, pooled investment vehicles and accounts in which Adviser or its affiliates, as well as their respective directors, officers, principals, shareholders, employees or agents (or the family members of such persons) (collectively, “Affiliates”) have a pecuniary interest (each an “Other Account”). Adviser may have pecuniary or other ownership interests in such Other Accounts and may receive compensation from such Other Accounts that differs from that paid by Client, including some that may compensate Adviser based, in whole or in part, on the performance of such Other Account Client understands and agrees that, subject to applicable law and Adviser’s relevant policies and procedures, Adviser may give advice and take action with respect to other Clients that may be similar or different from that given to Client, in terms of securities timing, nature of transactions and other factors, so long as Adviser, to the extent practicable, attempts in good faith to allocate investment opportunities among its clients, including Client on a basis that is fair and equitable over time. Client further recognizes that such Other Accounts, as well as Adviser and its Affiliates, may hold and engage in transactions in Assets purchased or sold for Client or about which Adviser has given Client advice.

Adviser, with the Client’s consent, shall have the right to sub-contract with any affiliate or any unaffiliated third party for the performance of services requested by the C1ient, provided that Adviser shall remain responsible for the performance of services by any such sub-contractors in accordance with the terms of this Agreement; provided further that the charges for any such services sub-contracted to an affiliate shall be determined on the basis described in Section 7; and provided further that any subcontract with an affiliate for provision of services covered by this Agreement shall be approved by the New York Insurance Department. Adviser shall make any such sub-contractor aware of the terms of this Agreement.

(b) The performance of services by Adviser for the Client pursuant to this Agreement shall in no way impair the absolute control of the business and operations of Adviser or the Client by their respective Boards of Directors, Adviser shall act hereunder so as to assure the separate operating entity of the Client. The business and operations of the Client shall at all times be subject to the direction and control of the Board of Directors of the Client and the Client shall at all times, retain responsibility, authority and control with respect to the management and investment of the portfolios of assets hereunder and shall supervise the activities of Adviser with respect to the investment of such assets.

(c) Whenever Adviser utilizes its personnel to perform services for the Client pursuant to this Agreement, such personnel shall at all times remain employees of Adviser’s parent, Teachers Insurance and Annuity Association, subject to its direction and control. The Client shall have no liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations.

No facility of Adviser used in performing services for, or subject to use by, the Client shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement.

9. Aggregation and Allocation

Client acknowledges and agrees that Adviser may, but shall be under no obligation to, aggregate purchase or sale orders for the Account with purchase or sale orders in a particular security for Other Accounts when such aggregation may result in favorable net results for such accounts. Client further acknowledges that circumstances may arise where Adviser determines that, while it would be both desirable and appropriate to aggregate client orders for a particular security or other investment, there is a limited supply or demand for the security or other investment. Under such circumstances, while Adviser will seek to allocate such investment opportunities fairly and equitably over time, Adviser will not be required to assure equality of treatment among all of its clients nor to ensure that each such opportunity will be proportionally allocated among participating accounts according to any particu1ar or predetermined standards or criteria. Where, because of prevailing market conditions, it is not possible to obtain the same price or time of execution for all of the securities or other investments purchased or sold for the Account, Adviser may average the various prices and charge or credit the Account with the average price at which the orders were filled for Client and Other Accounts on each applicable day.

10. Liability and Indemnification

A. Standard of Care; Exercise of Judgment in Rendering Services

In providing services hereunder which require the exercise of judgment by Adviser, Adviser shall perform any such service in accordance with standards and guidelines which the Client develops and communicates to Adviser. In performing any services hereunder, Adviser shall at all times act in a manner reasonably calculated to be in, or not opposed to, the best interests of the Client

B. Performance Standards

Adviser agrees that in performing or providing functions or services hereunder, it shall use that degree of ordinary care and reasonable diligence that an experienced and qualified provider of similar services would use acting in like circumstance and experience in such matters and in accordance with the standards, practices and procedures established by Adviser for its own business. Adviser shall perform services according to servicing standards of the Client or such other standards as may be mutually agreed upon by the Client and Adviser. Adviser shall comply with all laws, regulations, rules and orders applicable to (i) the Client with respect to the services provided hereunder or (ii) to Adviser. Adviser agrees to maintain sufficient facilities and access to trained personnel of the kind necessary to perform the services under this Agreement

C. No Representations as to Performance; Use of Information

Client understands that the investment decisions made for Client and the Assets in the Account by Adviser are subject to various market, currency, economic, politic-al, business and other risks, and that those investment decisions will not always be profitable. Client further understands, acknowledges and agrees that the value of investments made for the Account may go up as well as down and are not guaranteed.

Client recognizes that the opinions, recommendations and actions of Adviser will be based on advice and information believed to be reliable but which may not be guaranteed by or to Adviser. Client further understands that Adviser may from time to time, come into possession of material, non-public or other confidential information and may be prohibited from disclosing or using such information for its benefit or for the benefit of any person, including Client.

Neither Adviser nor any of its affiliates nor any of their respective directors, officers, principals, shareholders, employees or agents (the “Adviser Persons”) shall make, or be deemed to have made, to Client, any representations or warranties, express or implied, that any level of performance or investment results will be achieved by the Account or that the Account will perform comparably with any standard or index, whether public or private, including performance achieved by any Other Account.

C. Limitations of Liability

Adviser shall not be liable with respect to its services hereunder except for any loss directly and proximately attributable to Adviser’s gross negligence, recklessness or willful misconduct. Without limiting the foregoing, Client agrees that neither Adviser nor any Adviser Persons shall be liable for (i) any loss suffered by reason of any investment decision, recommendation, or other action taken or omitted in good faith and in accordance with the Standard of Care described above; (ii) any loss arising from Adviser’s adherence to the Investment Guidelines, as they may exist from time to time; or (iii) any act or failure to act by a Custodian, by any Broker to which Adviser directs transactions for the Account or by any other independent third party. Nothing in this Agreement shall, in any way, constitute a waiver or limitation by Client of any rights which may not be limited or waived in accordance with applicable law.

D. Indemnification

Client shall indemnify and hold harmless Adviser Persons for any loss, liability, cost, damage or expense, including reasonable attorneys’ fees and costs (collectively, “Losses”) incurred by Adviser Persons in connection with this Agreement, except where a court of competent jurisdiction has finally concluded that such Losses resulted from Adviser Persons’ gross negligence, recklessness, or willful misconduct. Adviser shall indemnify and hold harmless Client, its affiliates, directors, officers, shareholders, employees and agents for any Losses that such a court has finally concluded result from the gross negligence, recklessness or willful misconduct of Adviser Persons.

11. Client Obligations

A. Additional Information or Materials to be Provided to Adviser

Client shall promptly notify Adviser, in writing in accordance with Section 20, below, of any changes or amendments to, or modifications of, the identity or composition of Client or the personnel authorized to amend or terminate this Agreement or to give instructions to Adviser as investment adviser. Adviser shall not be responsible for any action or inaction which is inconsistent with any amendment or modification within the scope of this Section until it has received written notice of the same in accordance with Section 20.

B. Delegation

Certain powers (including, without limitation, the right to give certain directions, notices, instructions and consents) are reserved to Client. Client shall have authority to delegate the right to exercise such powers, or any one or more of them, and any responsibilities in connection therewith, to such person or persons, including a committee or committees, as Client may from time to time determine. Client shall give Adviser written notice of any such delegation in accordance with Section 20, below, including specimen signatures of all persons authorized to exercise such powers or to sign any documents on behalf of any committee so authorized, and Adviser shall be entitled to rely on such written notice of delegation until it is given written notice of the revocation of any such delegation.

12. Client’s Representations and Warranties

Client represents and warrants that:

(a) Client has duly appointed Adviser as an investment manager, and it has appointed no other investment manager with respect to the assets in the Account;

(b) Client has authority to enter into and perform this Agreement (Client will deliver to Adviser such evidence of such authority as Adviser shall reasonably request);

(c) the terms of this Agreement, including the Investment Guidelines, do not violate any provisions of any obligation by which Client is bound by contract, operation of law or otherwise;

(d) if action was required to authorize Client to enter into this Agreement, such action has been taken by a duly authorized representative of Client and this Agreement, when executed and delivered, will bind Client in accordance with its terms;

(e) Client has received, not less than forty-eight (48) hours prior to entering into this Agreement, Part II of Adviser’s current Form ADV or such other brochure as may be furnished by Adviser pursuant to Rule 204-3 under the Investment Advisers Act of 1940 (the “Brochure”); and

(f) Client has provided, or will upon Adviser’s request provide, any identifying or other information reasonably necessary to allow Adviser to discharge any duties or obligations it may have under applicable law with respect to anti-money laundering, foreign asset control or similar legal obligations to which Adviser may be subject from time to time.

Client shall promptly give notice to Adviser of the occurrence of any event which causes a change in such representations and warranties.

13. Adviser’s Representations and Warranties

Adviser represents and warrants that Teachers Advisors, Inc. is and shall be registered as an investment adviser under the Investment Advisers Act of 1940 and that this registration is currently effective. All actions required to authorize Adviser to enter into this Agreement have been taken by a duly authorized representative of Adviser and, when executed and delivered, this Agreement will bind Adviser in accordance with its terms. Adviser shall promptly give notice to Client of the occurrence of any event which causes a change in such representations and warranties.

14. Assignment

This Agreement and any rights pursuant hereto shall not be assignable by either party, except as set forth herein and subject to the prior written consent of the New York Insurance Department, such other Departments of Insurance as may be required by applicable state law, or by operation of law. Except as to the extent specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties, or their respective legal successors, any rights, remedies, obligations or liabilities that would otherwise be applicable. The representations, warranties, covenants and agreements contained in this Agreement shall be binding upon, extend to and inure to the benefit of the parties, their successors, and assigns, respectively. All books and records created by Adviser related to the services provided under this Agreement will be transferred to the new Adviser commencing with the transfer of any service to a new Adviser.

15. Confidentiality; Safeguarding Customer Information

The parties acknowledge and agree that all information and advice furnished by either party to this Agreement to the other party shall be treated as confidential and will not be disclosed to third parties except with the prior written consent of the other party or as otherwise required by applicable law or as necessary to carry out the responsibilities set forth in this Agreement. Notwithstanding the foregoing, Adviser may disclose the name of Client or the Account in certain circumstances, including, without limitation, to certain counterparties for risk management purposes or w-here required by law. In addition, solely for the duration of this Agreement, Advisor may disclose the name of Client or the Account in a full or representative list of clients for whom Adviser acts as investment adviser.

Adviser shall implement and maintain appropriate measures designed to meet the objectives of New York Insurance Department Regulation No. 173, with respect to safeguarding the Client’s customer information and customer information systems, Adviser shall adjust their respective information security programs at the request of the Client for any relevant changes dictated by the Client’s assessment of risk concerning its customer information and customer information systems. Confirming evidence that Adviser has satisfied its obligations under this Agreement shall be made available during normal business hours, for inspection by the Client, anyone authorized by the Client, and any governmental agency that has regulatory authority over the Client’s business activities.

16. Amendments

No amendment of this Agreement shall be effective until and unless such amendment is in writing and signed by both parties.

17. Term and Termination

This Agreement shall remain in effect until terminated by either the Client or Adviser upon giving sixty (60) days or more advance written notice provided that electronic data processing services, if any such services are provided under this Agreement, shall not be terminated by any party until one hundred and eighty (180) days or more advance written notice of termination. Subject to the terms (including any limitations and restrictions) of any applicable software or hardware licensing agreement then in effect between Adviser and any licensor, Adviser shall, upon termination of this Agreement, grant to the Client a perpetual license, without payment of any fee, in any electronic data processing software developed or used directly by Adviser in connection with the services provided to the Client hereunder, if such software is not commercially available and is necessary, in the Client’s reasonable judgment, for the Client to perform, subsequent to termination, the functions provided by Adviser hereunder; provided, however that nothing herein shall obligate Adviser to continue providing support to any electronic data processing software following the termination of this Agreement. Upon termination of this Agreement, Adviser is under no obligation to recommend any action with regard to the securities or other property held in the Account. Adviser retains the right, however, to complete any transactions open as of the termination date and to retain amounts in the Account to effect their completion. Upon termination, it is Client’s responsibility to issue written instructions regarding assets in the Account. Fees will be prorated to the date of termination. Upon termination, Adviser shall promptly deliver to the Client all books and records that are, or are deemed by this Agreement, the property of the Client. All obligations and agreements with respect to confidentiality, indemnity and liability, as well as relevant representations and warranties, with respect to services performed prior to such termination or otherwise relating to actions taken (or omitted) during the effectiveness of this Agreement shall survive the termination of this Agreement.

18. Maintenance of Books

Adviser and the Client each shall maintain its own books, accounts and records in such a way as to disclose clearly and accurately the nature and detail of the transactions between them, including such accounting information as is necessary to support the reasonableness of charges under this Agreement, and such additional information as the Client may reasonably request for purposes of its internal bookkeeping and accounting operations. Adviser shall keep such books, records and accounts insofar as they pertain to the computation of charges hereunder available for audit, inspection and copying by the Client and persons authorized by it or any governmental agency having jurisdiction over the Client during all reasonable business hours. Adviser shall maintain backup records which will be available to the Client in the event of a disaster.

19. Audit

The Client and persons authorized by it and any governmental agency having jurisdiction over the Client shall have the right, at the Client’s expense, to conduct an audit of the relevant books, records and accounts of Adviser upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, Adviser shall give to the party requesting the audit reasonable cooperation and access to all books, records and accounts necessary to audit during normal business hours.

20. Notices

All notices shall be in writing, and delivered by hand, mailed (by registered or certified mail, return receipt requested and postage prepaid), or sent by overnight courier service for next business day delivery. Such communication shall be effective immediately if delivered in person, or upon the date acknowledged to have been received in return receipt or upon the actual receipt thereof if sent by overnight courier service. Unless Client designates a representative to make and receive notices and other communications, notices and communications will be provided only to and accepted only from Client. Changes to the notice instructions below must be delivered in accordance with these notice requirements to the other party.

If to Client: TIAA-CREF Life Insurance Company, 730 Third Avenue, New York, NY 10017-3206

If to Adviser: Teachers Advisors, Inc., 730 Third Avenue, New York, NY 10017-3206

21. Miscellaneous

A. Governing Law

This Agreement is made pursuant to and shall be governed by, interpreted under, and the rights of the parties determined in accordance with, the laws of the State of New York, without regard to the conflicts of law provisions thereof.

B. Waivers

Any waiver granted hereunder must be in writing. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

C. Entire Agreement

This Agreement, together with ail attached exhibits (and as each may be amended from time to time), contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements, negotiations, representations and proposals. Adviser shall not be considered to be a party to any other agreement with respect to Client unless Adviser specifically agrees, in writing, to be a party to such agreement. Nothing herein shall prevent any affiliate that has been appointed by Adviser to provide services under this Agreement from entering into and/or retaining a separate agreement with Adviser and/or the Client where necessary to meet any requirements associated with inter-Client arrangements, provided, however, that the terms of any such separate agreement shall not be in conflict with the terms of this Agreement.

D. Bonding

Client agrees to obtain and maintain any fidelity bond that it may be required by applicable law to maintain. and to the extent that applicable law requires Adviser to be covered by such bond, include Adviser and its employees and agents as additional insureds under that bond. Client agrees to provide Adviser promptly upon request with appropriate documents evidencing such coverage.

E. Arbitration

Any unresolved dispute or difference between the parties arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration pursuant to the Federal Arbitration Act before the American Arbitration Association or the National Association of Securities Dealers, Inc., the Chicago Stock Exchange Inc., the New York Stock Exchange, the American Stock Exchange, to the extent Adviser may be a member of such exchange, the Municipal Securities Rulemaking Board or the independent non-industry arbitration forum as the Client may elect. The parties shall mutually select a sole Arbitrator. The costs of the arbitration shall be borne equally by the parties. The award rendered by the Arbitrator shall be final and binding upon the parties, and judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof. The arbitration shall take place in New York, New York or any other location mutually agreed to by the parties.

F. Contact Person(s)

The Client and Adviser shall appoint one or more individuals who shall serve as contact person(s) for the purpose of carrying out this Agreement. Such contact person(s) shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement. Each party shall notify the other, in writing, as to the name, address and telephone number for any such designated contact persons, and of any replacement thereof. The Client shall make available to Adviser a list of the persons authorized and empowered to provide instructions related to this Agreement on behalf of the Client.

G. Counterparts

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

H. Section Headings

Section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

In WITNESS WHEREOF, the parties hereto have signed and executed this Agreement as of the year and date first written above.

TIAA-CREF LIFE INSURANCE COMPANY

By:	/s/ Anthony M. Garcia
Name:	Anthony M. Garcia
Title:	President and CEO

TEACHERS ADVISORS, INC.

By:	/s/ Carol W. Deckbar
Name:	Carol W. Deckbar
Title:	SMD and COO, Asset Management